UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2012

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Wendy D. Lynch. Ph.D as Director

On March 5, 2012, Angeion Corporation announced that Wendy D. Lynch, Ph.D. had been appointed to its Board of Directors effective March 1, 2012.

Dr. Lynch is currently Co-Director of the Center for Consumer Choice in Health Care at the Altarum Institute. Dr. Lynch also currently holds a position as Adjunct Associate Professor at the School of Nursing at Indiana University/Purdue University at Indianapolis and since 2002 has served as President of Lynch Consulting, Ltd, which provides multi-disciplinary consulting focusing on Human Capital Management, Health and Productivity, and Program Evaluation.

Dr. Lynch has been making the connection between employee health and business outcomes for almost 20 years. Her career has included roles as faculty at the University of Colorado Health Sciences Center, senior scientist at Health Decisions International, and principal and senior consultant at Mercer Human Resource Consulting.

From 2006 through 2010, Dr. Lynch also served as executive director of an education and research foundation entitled the Health as Human Capital Foundation, a nonprofit, non−partisan think tank providing independent information for policy makers. Educated at the University of Colorado at Boulder, Lynch earned a doctorate in Research and Evaluation Methodology. Her work experience includes roles as consultant, author and educator. As a consultant, Lynch has applied her skills in research design and evaluation to several pivotal studies in the fields of health management, productivity assessment and human capital management that have resulted in more than 50 published studies and articles. Most recently, she co−authored the books, “Who Survives? How Benefits Cost are Killing your Company” and “Aligning Incentives, Information, and Choice: How to Optimize Health and Human Capital Performance.”

Dr. Lynch has been appointed to the Angeion Board’s Compensation Committee.

In connection with her appointment, Dr. Lynch will be paid director fees in accordance with current Angeion policy and was issued a restricted stock grant in accordance with the current Angeion director compensation plan.

Decision of Angeion Directors not to Stand for Re-election

Angeion directors Rodney A. Young and Gregory W. Beasley have advised the Board of Directors that they have chosen not to stand for re-election at the Angeion 2012 Annual Meeting of Shareholders to be held in May 2012.

Mr. Young has served as an Angeion director since 2004 and served as Angeion President and Chief Executive Officer from November 1, 2004 until December 31, 2010. In connection with the transition of new management in 2011, Mr. Young agreed to serve as a consultant to Angeion to assist in the transition of the CEO duties and was re-elected to a one-year term on the Angeion Board of Directors at the 2011 Annual Meeting of Shareholders. Mr. Young became President and Chief Executive Officer of Delta Dental of Minnesota effective January 1, 2012. On February 28, 2012, Mr. Young advised the Board that he believed he had satisfied his commitment to assist with the chief executive officer transition and as a result of recently being elected as CEO of Delta Dental of Minnesota, a $1.2 billion revenue non-profit health service plan organization, he could not devote the necessary time to adequately fulfill his responsibilities as an Angeion director after his current term ended. Therefore, Mr. Young requested that he not be nominated for re-election to the Board.

Mr. Beasley joined the Angeion Board in November 2010. Mr. Beasley was elected to the Board of Directors subsequent to an agreement entered into in August 2010 between Angeion Corporation and BlueLine Partners. Mr. Beasley also serves as the managing partner of G. Woodrow and Company, a San Francisco based consulting firm that provides innovative marketing, business development, and business process design services for startups and global firms. During fiscal 2011, Mr. Beasley also devoted significant time and energy as a consultant assisting Angeion analyzing the viability of its New Leaf product line. In part as a result of Mr. Beasley’s findings, Angeion announced in December 2011 that its Board of Directors had determined that it will seek strategic alternatives, including the possibility of a sale, with respect to the Company’s New Leaf business. On February 29, 2012, Mr. Beasley advised the Board that he had recently purchased, and was the CEO of, a communications technology company, and that he intends to devote his undivided time and energy to that business and its investors. As a result, he requested that he not be nominated for re-election for an additional term as director.

Item 9.01     Financial Statements and Exhibits

(d)             Exhibits

The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit

99.1	Angeion Corporation Press Release dated March 5, 2012 announcing appointment of Wendy D. Lynch, Ph.D. as an Angeion director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: March 5, 2012	By	/s/ Gregg O. Lehman
Gregg O. Lehman, Ph.D.
President and Chief Executive Officer

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